Exhibit 99.1

Proforma Consolidated Balance Sheet
As of September 30, 2014
(Unaudited)

			Pro Forma
	September 30, 2014	Pro Forma Adjustments	September 30, 2014
	(Unaudited)		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,288,855	-	1,288,855
Accounts receivable	1,082,436	-	1,082,436
Inventory	89,821	-	89,821
Cost in excess of billing	1,551,854	-	1,551,854
Prepaid expense	289,422	-	289,422
Other receivable	107,458	-	107,458
Total Current Assets	4,409,846		4,409,846

Property and Equipment, at cost
Equipment, computer, software, furniture & fixtures, and automotives	126,989		126,989
Less accumulated depreciation	(85,567)		(85,567)
Net Property and Equipment	41,422		41,422

Other Assets
Other deposits	7,000		7,000
Patents	23,161		23,161
Goodwill	2,599,268		2,599,268
Total Other Assets	2,629,429		2,629,429

Total Assets	$7,080,697		$7,080,697

Liabilities and Shareholders' Deficit
Current Liabilities:
Accounts payable	$1,829,926		1,829,926
Accrued expenses	310,616	21,800.57	288,815
Billing in excess of cost and estimated earnings	939,364		939,364
Customer deposits	48,141		48,141
Other payable	10,810		10,810
Derivative liability	12,879,105	12,799,180.34	25,678,285
Convertible promissory notes, net of beneficial conversion feature of $478,723	646,277		646,277
Convertible promissory notes	1,262,000	314,000.00	948,000
Debt discount	(164,385)	(162,185.19)	(2,200)
Total Current Liabilities	17,761,854	12,972,795.72	4,789,058

Shareholders' Deficit
Preferred stock, $.001 par value; 5,000,000 authorized shares;	-		-
Common stock, $.001 par value; 1,000,000,000 authorized shares; 330,154,485 and 213,290,259 shares issued and outstanding, respectively	330,154	(26,115.00)	356,269
Additional paid in capital	22,513,814	(20,366,282.11)	42,880,096
Accumulated Deficit	(33,525,125)	7,419,601.39	(40,944,726)

Total Shareholders' Deficit	(10,681,157)	(12,972,795.72)	2,291,639

Total Liabilities and Shareholders' Deficit	$7,080,697	$-	$7,080,697

Proforma Consolidated Statement of Operations
For the Nine Months ended September 30, 2014
(Unaudited)

			Pro Forma
	Nine Months Ended	Pro Forma	Nine Months Ended
	September 30, 2014	Adjustments	September 30, 2014

Sales	$14,956,077	-	$14,956,077

Cost of Goods Sold	10,909,254	-	10,909,254

Gross Profit	4,046,823	-	4,046,823

Operating Expenses
Selling and marketing expenses	1,030,915		1,030,915
General and administrative expenses	3,028,954		3,028,954
Research and development cost	86,025		86,025
Depreciation and amortization	5,747		5,747

Total Operating Expenses	4,151,641		4,151,641

Income (Loss) before Other Income/(Expenses)	(104,818)		(104,818)

Other Income/(Expenses)
Interest and other income	323		323
Penalties	(7,170)		(7,170)
Gain/(Loss) on settlement of debt	(14,355)	(19,223,240.84)	(19,237,596)
Change in fair value of derivative liability	(14,533,218)	12,799,180.34	(1,734,038)
Interest expense	(2,918,779)	(995,540.89)	(3,914,320)

Total Other Income/(Expenses)	(17,473,199)	(7,419,601)	(24,892,800)

Income (Loss) before Income Taxes	(17,578,017)	(7,419,601)	(24,997,618)

Income Tax Expense	-		-

Net Loss	$(17,578,017)	$(7,419,601)	$(24,997,618)

EARNINGS PER SHARE:
Basic	$(0.07)
Diluted	$(0.07)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	255,633,764
Diluted	255,633,764